Exhibit 99.1

PILGRIM’S PRIDE ANNOUNCES PENDING RETIREMENT OF
CLIFFORD E. BUTLER AS VICE CHAIRMAN

PITTSBURG, Texas, October 10, 2007 - Pilgrim’s Pride Corporation (NYSE: PPC) today announced the pending retirement of Clifford E. Butler as vice chairman of Pilgrim’s Pride. Mr. Butler also has advised the company that he will not stand for re-election as a director at the Annual Meeting of Stockholders scheduled for January 2008.

The leadership at Pilgrim’s Pride expressed its gratitude to Mr. Butler for his 38 years of dedicated service to the company, and, in particular, its appreciation of his experience, judgment and leadership in addressing the opportunities and challenges the company has faced. Mr. Butler will take an active role in the transition of responsibility until December 31, 2007, and will serve the company as a consultant after that date.

“My years at the company have been extremely fulfilling, and as I prepare to make changes in my own life, I will continue to work hard to make sure Pilgrim’s Pride is in a position to grow and succeed,” said Mr. Butler.

About Pilgrim’s Pride
Pilgrim’s Pride Corporation is the largest chicken company in the United States and Puerto Rico and the second-largest in Mexico. Pilgrim’s Pride employs approximately 55,500 people and operates 37 chicken processing and 12 prepared-foods facilities, with major operations in Texas, Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico as well as other facilities in Arizona, Iowa, Mississippi, Ohio and Utah.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Contact:  Gary Rhodes
                                  Vice President, Corporate Communications & Investor Relations
                                  (903) 434-1495